Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177094 on Form S-3 and Registration Statement No. 333-174339 on Form S-8 of SBT Bancorp, Inc. and Subsidiary of our report dated March 25, 2015, relating to our audit of the consolidated balance sheet and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2014, which appear in the Annual Report on Form 10-K of SBT Bancorp, Inc. for the year ended December 31, 2015.

/s/ Shatswell, MacLeod & Company, P.C.

      Shatswell, MacLeod & Company P.C.

Peabody, Massachusetts

March 29, 2016